AON PLC
EXECUTIVE COMMITTEE INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective January 1, 2016)

1.	Overview
The Executive Committee Incentive Compensation Plan (the “Plan”) of Aon plc (the “Company”) has been adopted by the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) as a sub-plan of the Amended and Restated 2011 Incentive Plan (the “Stock Plan”). This amendment and restatement of the Plan is effective as of January 1, 2016. Capitalized terms not defined herein shall have the meaning assigned to them under the Stock Plan. The Plan and all Awards issued hereunder are subject to the terms and conditions of the Stock Plan. In the event of any inconsistency between the Plan and the Stock Plan, the Stock Plan will control to the extent consistent with applicable law.

2.	Performance Period
The performance period under the Plan is the calendar year (the “Plan Year”).

3.	Eligibility
The Company’s Chief Executive Officer (the “CEO”) and members of the Executive Committee are eligible to participate in the Plan.

4.	Participation
The Committee will approve in writing, within the first 90 days of the Plan Year with respect to Covered Employees (as defined below) or otherwise no later than May 31, 2016, the specific individuals eligible to participate in the Plan (the “Participants”), the Corporate Performance Metric (as defined below) and threshold level of achievement for the Plan Year, and each Participant’s Target Incentive Award (as defined below). The Participants designated by the Committee for a particular Plan Year shall be eligible to receive distribution of an Award with respect to such Plan Year if they (a) are actively employed by the Company or one of its Subsidiaries as of the last day of the Plan Year, (b) are on an approved leave of absence as of the last day of the Plan Year, or (c) terminated employment during the Plan Year due to the Participant’s death or Total and Permanent Disability.

5.	Performance-Based Compensation
Notwithstanding anything to the contrary herein, Awards under the Plan to officers of the Company who are subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Covered Employees”) are intended to qualify as “Performance-Based Compensation” under the Stock Plan for purposes of Code Section 162(m), and will be administered by the Committee accordingly.

6.	Corporate Performance Metric
Awards under the Plan will be funded contingent upon the Company’s attainment of a threshold level of achievement under the applicable Corporate Performance Metric. If the threshold level of achievement is not attained with respect to a Plan Year, no Awards will be payable under the Plan for the Plan Year. If the threshold level of achievement is attained with respect to a Plan Year, the Committee will approve funding of an incentive pool pursuant to a formula determined at the beginning of each Plan Year. The CEO may elect to (a) reduce funding of the incentive pool by up to 20%, subject to his sole discretion and without Committee consent, or (b) increase funding of the incentive pool by up to 10%, subject to Committee consent. Notwithstanding the foregoing, in no event will any individual Award to a Participant exceed the lesser of 300% of the applicable Target Incentive Award or $10,000,000.

7.	Target Incentive Awards
At the beginning of each Plan Year, the Committee will approve each Participant’s “Target Incentive Award,” formulated as a percentage of the Participant’s base salary; provided that, for Participants serving on international assignments, the Committee may include the Participant’s foreign service allowance in the calculation of the Target Incentive Award. Business unit, functional and individual performance metrics may (but need not) be established and assigned weights to guide the Committee in its allocation of Awards to Participants.

8.	Determination of Awards
As soon as practicable after the close of the Plan Year, the Committee will determine and certify in writing whether the threshold level of achievement of the Corporate Performance Metric has been achieved and the resulting funding of the incentive pool. To the extent the incentive pool is funded, the Awards payable to Participants shall be determined in the sole discretion of the Committee taking into account, among other facts, the Participants’ Target Incentive Awards and achievement against any designated metrics or goals. Awards will be paid pursuant to the terms and conditions of the Stock Plan no later than March 15 of the year following the applicable Plan Year.

9.	Payout Process
An Award up to $100,000 in value will be distributed entirely in cash. An Award exceeding $100,000 in value will be paid 65% in cash and 35% in restricted stock units awarded pursuant to the Stock Plan, unless the Company is obligated (pursuant to a written contract or agreement entered into before the start of the Plan Year) to provide a Participant’s Award fully in cash. The restricted stock units will vest in three equal installments on each of the first, second, and third anniversaries of the grant date, and shall be subject to such other terms and conditions established by the Committee.

10.	Administration
It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, all of which will be binding upon the Participant. The Committee has the sole discretion to set the Target Incentive Award for each Participant and to determine any final Award payment taking into account factors it selects in its sole discretion including, but not limited to, the duration of a Participant’s employment with the Company during the Plan Year. For the avoidance of doubt, a Participant shall have no right to an Award until it is paid.

11.	Nominal Value
As required under the U.K. Companies Act 2006, at the time of settlement of Awards under this Plan, any portion of an Award distributed in restricted stock units shall be subject to the Participant’s payment of a nominal value (as determined in the sole discretion of the Company and in accordance with such law, as amended from time to time), and such obligation may be satisfied by the Participant in any manner to be established by the Company in its sole discretion.

12.	General Provisions
This Plan, together with the Stock Plan, constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms. To the extent not preempted by federal law, this Plan will be construed in accordance with, and subject to, the laws of the state of Illinois without regard to any conflict of laws principles. Any legal action related to this Plan must be brought in a federal or state court located in Illinois. All Awards will be subject to applicable withholding taxes and other required deductions. Participants may not assign, transfer, sell, pledge or otherwise alienate their Award opportunities, other than by will or by the laws of descent and distribution. Any Award payable on behalf of a deceased Participant will be paid to the Participant’s estate.
The Company is not required to establish a separate account or fund or to make any other segregation of its assets in connection with Awards that could become payable under this Plan.

13.	Reservation and Retention of Company Rights
The selection of any individual for participation in this Plan will not give that Participant any right to be retained in the employ of the Company. No Participant will at any time have a right to be selected for participation in a future performance-based incentive program despite having been selected for participation in this Plan or a previous version of this Plan. The Committee reserves the right to amend or terminate this Plan, prospectively or retroactively, at any time and for any reason, to the extent consistent with and permitted by applicable law. Awards under this Plan are gratuitous in nature and are not intended to be part of any employment condition or contract.

14.	Code Section 409A
The Company intends that the Plan and the Awards granted hereunder to U.S. participants be interpreted and construed to be exempt from, or otherwise comply with, Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Committee intends to administer the Plan so that it will comply with the applicable requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through any Participant) for any tax, interest, or penalties any participant may owe as a result of compensation paid under the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A.

15.	Definitions
(a)“Code Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and all regulatory or other interpretive guidance issued thereunder.
(b)“Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all regulatory or other interpretive guidance issued thereunder.
(c)“Corporate Performance Metric” means a Company-wide performance metric designated by the Committee with respect to a Plan Year, which shall satisfy the requirements applicable to Performance Criteria under the Stock Plan. The Committee shall make appropriate adjustments to the pre-determined Corporate Performance Metric on account of material and/or significant items or events as publicly reported in the Company’s annual Form 10-K or quarterly Form 10-Q, including the following and to the extent consistent with the Stock Plan, as amended: gain/loss on disposition of assets or business; extraordinary legal/regulatory judgments, settlements, fines, penalties, and other related expenses; extraordinary market conditions; effects of natural or man-made disasters (e.g., World Trade Center); hyperinflation (e.g., >15%); foreign exchange impact; changes in applicable laws, regulations, or accounting principles; and items that are unusual in nature and/or infrequently occurring. With respect to Covered Employees, any adjustment described above will be made in a manner consistent with Code Section 162(m).
(d)“Executive Committee” means the committee consisting of the Company’s most senior executive offices, as designated by the Chief Executive Officer of the Company from time to time.
(e)“Total and Permanent Disability” means (a) for US employees, entitlement to long-term disability benefits under the Company’s program as amended from time to time, and (b) for non-US employees, as established by applicable Company policy or as required by local law or regulations.